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                                                                  Exhibit 8(yyy)

                             FIRST AMENDMENT TO THE
                              JANUS ADVISER SERIES
                 AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

This AMENDMENT is made this 14th day of December, 2007, between JANUS ADVISER SERIES, a Delaware statutory trust (the "Trust") and JANUS SERVICES LLC, a Delaware limited liability company ("JS").

                                   WITNESSETH

          WHEREAS, the Trust and JS are parties to an Amended and Restated Transfer Agent Agreement, dated February 23, 2007 (the "Agreement");

          WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

          WHEREAS, the parties have agreed to amend the Agreement to comply with the Trust's Anti-Money Laundering Program (including customer identification) and U.S. Congress has enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as may be amended from time to time, and all regulations promulgated pursuant thereto (collectively, the "USA PATRIOT Act") and the Bank Secrecy Act, as amended, and the regulations promulgated pursuant thereto (collectively, the "BSA"); and

          WHEREAS, the parties have obtained appropriate Trustee approval to amend the Agreement;

          NOW, THEREFORE, in consideration of the mutual promises set forth and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

     1. Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:

          "2. Services.

               a. JS agrees that it will perform or arrange for the performance by others of all of the customary services of a transfer agent of an investment company in accordance with the policies and practices of the Trust as disclosed in its registration materials or otherwise communicated to JS from time to time, including, without limitation, the following: recording the ownership, transfer, conversion, and cancellation of ownership of shares of the Trust on the books of the Trust; establishing and maintaining shareholder accounts; preparing

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          shareholder meeting lists, mailing proxies, receiving and tabulating proxies; mailing shareholder reports and prospectuses; recording reinvestments of dividends and distributions in Trust shares; preparing and mailing confirmation forms to shareholders and dealers for purchases and redemptions of Trust shares and other transactions for which confirmations are required; paying redemption proceeds and dividends as required by the prospectus of each series of the Trust and as instructed by shareholders; and cooperating with insurance companies, qualified plans, broker-dealers and financial intermediaries who represent shareholders of the Trust.

               b. JS agrees to undertake certain anti-money laundering responsibilities as detailed in Janus' Anti-Money Laundering Program (including customer identification) as approved by the Trustees pursuant to the USA PATRIOT Act and the Bank Secrecy Act, as amended (collectively, the "AML Acts"). JS shall perform the services necessary to ensure that the Trust is in compliance with the AML Acts including but not limited to implementing policies and procedures, maintaining books and records, screening for customer identification and responding to requests for information pursuant to AML Acts."

     2. Section 3 of the Agreement shall be deleted in its entirety and replaced with the following:

          "3. Records.

               a. JS shall maintain such books and records relating to transactions effected by JS pursuant to this Agreement as are required by the Investment Company Act of 1940 (the "1940 Act"), or by rules or regulations thereunder, to be maintained by the Trust or its transfer agent with respect to such transactions. JS shall preserve, or cause to be preserved, any such books and records for the period and in the manner prescribed by any such law, rule, or regulation, and shall furnish the Trust such information as to such transactions and at such times as may be reasonably required by it to comply with applicable laws and regulations. To the extent required by the 1940 Act and the rules and regulations thereunder, JS agrees that all records maintained by JS relating to the services performed by JS pursuant to this Agreement are the property of the Trust and will be preserved and will be surrendered promptly to the Trust upon request.

               b. JS shall create and maintain books and records as required for the Trust by the AML Acts and make such books and records available for inspection to the U.S. Department of Treasury's Financial Crimes Enforcement Network and the Securities and Exchange Commission as may be requested pursuant to the AML Acts. JS will notify the Trust of any such requests."

     3. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding

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          and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     4. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS SERVICES LLC


                                        By: /s/ Gregory A. Frost
                                            ------------------------------------
                                            Gregory A. Frost
                                            Senior Vice President and
                                            Chief Financial Officer


                                        JANUS ADVISER SERIES


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President and Secretary